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                                                                    EXHIBIT 99.1

                                                                    NEWS RELEASE
                                                           For immediate release

[LETTERHEAD OF ZIXIT CORPORATION APPEARS HERE]

            Contact:  Beverly V. Fuortes     (972) 702-7057     invest@zixit.com

              ZixIt Corporation Completes Anacom Acquisition and
                 Begins Trading under New "ZIXI" Ticker Symbol

DALLAS - October 1, 1999 - ZixIt Corporation (NASDAQ: ZIXI) announced today that it has completed the acquisition of Anacom Communications, Inc., a Dallas-based provider of Internet transaction processing and real-time credit card processing services. Separately, ZixIt also said that it has begun trading under the new ticker symbol "ZIXI".

The Anacom acquisition, previously announced on August 31, 1999, involves consideration of $2.5 million in cash paid at closing and stock, valued at a minimum of $7.5 million, to be delivered in two annual allotments. The number of shares to be delivered, set at a minimum of approximately 190,000 shares, may be increased, depending on the market value of the stock at the time of delivery. Anacom will operate, for now, as a separate business unit of ZixIt Corporation, using the Anacom name.

ZixIt Corporation (NASDAQ: ZIXI), formerly known as CustomTracks Corporation, is the developer and owner of the ZixIt(TM) Digital Signature and encryption technology. Products currently under development include ZixMail(TM), a secure Internet-messaging system; and ZixCharge(TM), an Internet transaction authorization system. ZixIt Corporation is based in Dallas. For further investor and product information, visit the company's Web site at www.zixit.com or contact investor relations at 972-702-7057.

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